Exhibit 99.A

TRANSACTIONS IN THE ISSUER’S SECURITIES SINCE FEBRUARY 25, 2026

Transaction Description	Date of Transaction	Securities Purchased*	Average Price Per Share**	Trading Range of Transactions
				Min	Max
Purchase of Series A Preferred Stock	3/6/2026	32	$7.00	$7.00	$7.00
Purchase of Series A Preferred Stock	4/2/2026	13	$6.56	$6.56	$6.56
Purchase of Series A Preferred Stock	4/8/2016	21	$7.07	$7.07	$7.07
Purchase of Series A Preferred Stock	4/10/2026	40	$7.29	$7.13	$7.45
Purchase of Series A Preferred Stock	4/16/2016	50	$8.12	$7.80	$8.44
Purchase of Series A Preferred Stock	4/20/2026	1,000	$7.50	$7.50	$7.50
Purchase of Series A Preferred Stock	4/22/2026	1,962	$7.73	$7.69	$7.76
Purchase of Series A Preferred Stock	4/23/2026	678	$8.05	$7.87	$8.22

* Represents	transactions made on the open market by the Reporting Persons.
**	The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the “Min” and “Max” values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.